 Exhibit 24

CONFIRMING STATEMENT

 I hereby confirm that, effective immediately, I have authorized and designated Jacques M. Croisetiere, Robert A. Lonergan, Gail P. Granoff,

Dennis O. Wilson and Cathlene M. Britt, to execute and file on my behalf all Forms 3, 4 and 5 (including any amendments to those

Forms) that I may be required to file with the U.S. Securities and

Exchange Commission as a result of my ownership of or

transactions in securities of Rohm and Haas Company.  The

authority of  Jacques M. Croisetiere, Robert A. Lonergan, Gail P. Granoff,

Dennis O. Wilson and Cathlene M. Britt under this Statement

shall continue until I am no longer required to file Forms 3,

4 and 5 with regard to my ownership of or transactions in

securities of Rohm and Haas Company, unless earlier revoked

in writing.  I acknowledge that neither Jacques M. Croisetiere, Robert A.

Lonergan, Gail P. Granoff, Dennis O. Wilson nor Cathlene M. Britt

is assuming any of my responsibilities to comply with

Section 16 of the Securities Exchange Act of 1934.

           s/ Carol S. Eicher

       Carol S. Eicher

Date: May 9, 2008